Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

Atlantis Plastics Films

Year Ended December 31, 2007

With Report of Independent Auditors

Atlantis Plastics Films

Combined Financial Statements

Year Ended December 31, 2007

Contents

Report of Independent Auditors	1

Audited Combined Financial Statements

Combined Balance Sheet	2
Combined Statement of Operations	3
Combined Statement of Owner’s Net Investment (Deficit)	4
Combined Statement of Cash Flows	5
Notes to Combined Financial Statements	6

Report of Independent Auditors

The Board of Directors and Shareholders

Atlantis Plastics Films

We have audited the accompanying combined balance sheet of Atlantis Plastics Films as of December 31, 2007, and the related combined statements of operations, owner’s net investment (deficit), and cash flows for the year ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Atlantis Plastics Films at December 31, 2007, and the combined results of its operations and its cash flows for the year ended December 31, 2007, in conformity with US generally accepted accounting principles.

/s/ Ernst & Young LLP

Atlanta, Georgia

January 9, 2009

Atlantis Plastics Films

Combined Balance Sheet

December 31, 2007

(In Thousands)

Assets
Current assets:
Cash and cash equivalents	$2,326
Accounts receivable (net of allowance of $1,296)	28,162
Inventories, net	25,088
Other current assets	3,301
Deferred income tax assets	1,573
Total current assets	60,450

Property, plant, and equipment, net	36,830
Goodwill, net	31,102
Other assets	3,826
Total assets	$132,208

Liabilities and owner’s net investment (deficit)
Current liabilities:
Accounts payable	$10,983
Accrued expenses	4,191
Current portion of long-term debt	1,834
Long-term debt classified as current, including debt in default	114,748
Net payable due to Parent	8,371
Total current liabilities	140,127

Deferred income tax liabilities	3,184
Other liabilities	982

Commitments and contingencies

Owner’s net investment (deficit)	(12,085)
Total liabilities and owner’s net investment (deficit)	$132,208

See accompanying notes.

Atlantis Plastics Films

Combined Statement of Operations

Year Ended December 31, 2007

(In Thousands)

Net sales	$273,005
Cost of goods sold	241,377
Gross profit	31,628

Selling, marketing, general, and administrative expenses	22,084
Operating income	9,544

Interest expense, net of interest income of $14	(14,758)
Other income	270
Loss before benefit for income taxes	(4,944)

Benefit for income taxes	1,773
Net loss	$(3,171)

See accompanying notes.

Atlantis Plastics Films

Combined Statement of Owner’s Net Investment (Deficit)

(In Thousands)

Balance at January 1, 2007		$(11,227)
Comprehensive loss:
Net loss	$(3,171)
Foreign currency translation adjustment	25
Comprehensive loss		(3,146)
Net transfers from Parent		2,288
Balance at December 31, 2007		$(12,085)

See accompanying notes.

Atlantis Plastics Films

Combined Statement of Cash Flows

Year Ended December 31, 2007

(In Thousands)

Operating activities
Net loss	$(3,171)
Adjustments to reconcile net loss to cash provided by operating activities:
Depreciation and amortization	6,334
Loan fee amortization	752
Share-based compensation expense	365
Loss on disposal of assets	57
Deferred income taxes	(1,838)
Change in operating assets and liabilities:
Accounts receivable, net	(5,052)
Inventories, net	(945)
Other current assets	(2,677)
Accounts payable and accrued expenses	2,677
Net payable due to Parent	4,624
Other assets and liabilities	112
Net cash provided by operating activities	1,238

Investing activities
Capital expenditures	(5,741)
Net cash used in investing activities	(5,741)

Financing activities
Net borrowings under Parent credit facilities	1,870
Proceeds from issuance of long-term bonds	4,100
Payments of long-term bonds	(1,021)
Financing costs associated with credit agreements and unconsummated financing	(122)
Repayment on note receivable from employee loan	275
Net cash transfers from Parent	1,648
Net cash provided by financing activities	6,750
Increase in cash and cash equivalents	2,247
Cash and cash equivalents at beginning of year	79
Cash and cash equivalents at end of year	$2,326

Supplemental disclosures of cash flow information
Cash paid for interest	$10,584
Net cash refunded for income taxes	$63

See accompanying notes.

1. Nature of Business and Summary of Significant Accounting Policies

Nature of Business

Atlantis Plastics Films is a leading US manufacturer of polyethylene stretch and custom films used in a variety of industrial and consumer applications. The Company’s operations are structured in one segment: Plastic Films. Plastic Films manufactures stretch films, which are monolayer or multilayer plastic films used principally to wrap pallets of industrial and commercial goods for shipping or storage, custom film products that include high-grade laminating films and embossed films, and specialty films which serve the furniture, carpeting, textile, lamination, medical, beauty aids, manufacturing, and food packaging industries. Plastics Films also produces disposable consumer and institutional plastic products to the food service, party supply, and school and collegiate markets.

Basis of Presentation and Principles of Consolidation

The combined financial statements of Atlantis Plastics Films (Plastics Films or the Company), a wholly owned subsidiary of Atlantis Plastics, Inc. (the Corporation or Parent), reflect the accounts and results of operations of the stretch films, custom films, and institutional products divisions conducted by the Company. The accompanying combined financial statements of Plastics Films have been prepared from the Corporation’s historical accounting records and are presented on a carve-out basis reflecting those certain assets, liabilities, and operations. Plastics Films is an unincorporated business of the Corporation and, accordingly, Atlantis Plastics, Inc.’s net investment in these operations (Owner’s net investment (deficit)) is presented in lieu of stockholder’s equity because a direct ownership relationship did not exist among all the various entities comprising the Company during the period presented. Transactions between the Company and Parent have been identified in the combined financial statements as transactions with Parent (as noted below and Note 9). All significant intra-division transactions have been eliminated. The combined financial statements are not necessarily indicative of the financial position, results of operations and cash flows that might have occurred had the combined operations Plastics Films been an independent entity not integrated into the Corporation’s other operations.

Allocation of Costs from Atlantis Plastics, Inc.

The Corporation charges Plastics Films for the estimated cost of certain functions that are managed by Atlantis Plastics, Inc. and can reasonably be directly attributed to the operations of the Company. These costs include dedicated human resource, legal, accounting and information

1. Nature of Business and Summary of Significant Accounting Policies (continued)

systems support. The charges to Plastics Films are based on Parent management’s estimate of such services specifically used by the Company. Where determinations based on specific usage alone have been impracticable, other methods and criteria were used that management believes are equitable and provide a reasonable estimate of the cost attributable to the Company. The total of these allocations was approximately $7.2 million for the year ended December 31, 2007. Such allocations are not intended to represent the costs that would be, or would have been, incurred if Plastics Films was an independent business.

On a consolidated basis, the Corporation incurred approximately $25.7 million in interest expense for the year ended December 31, 2007. Interest expense results from the Corporation’s credit facility and industrial development bonds and the related amortization of the capitalized direct financing fees incurred related to these financial instruments. The Corporation calculates and records interest expense monthly and allocates interest expense to its locations. For the year ended December 31, 2007, approximately $14.0 million in interest expense (excluding interest expense allocated related to the amortization of capitalized deferred financing fees) was allocated to Plastics Films by the Parent related to the credit facility and industrial development bonds.

The amount of the Owner’s net investment (deficit) included in the combined balance sheet represents a net investment (deficit) as the result of various transactions between Plastics Films and the Corporation. There are no terms of settlement or inter-entity interest charges associated with the account balance. The balance is primarily a result of Plastics Films’ participation in the Atlantis Plastics, Inc.’s central cash management program, wherein all the Company’s cash receipts are remitted to the Corporation and all cash disbursements are funded by the Corporation.

The combined statement of operations includes expense allocations for the following:

Charges from Parent to the Company:

Corporate Services Fee: The Company is charged a services fee for costs related to corporate services provided by Parent. Costs allocated include compensation related costs and certain professional services fees including legal fees. The services fee is based on Parent’s incurred costs of such services utilized by the Company. The services fee is comprised of costs identified for dedicated employees managed centrally by Parent. The portion of the fee

1. Nature of Business and Summary of Significant Accounting Policies (continued)

charged for dedicated employees includes a charge for their salaries, plus an overhead charge for these employees. These amounts are reflected in sales, marketing, general and administrative expenses within the accompanying combined statement of operations.

Stock-Based Compensation Expense: Stock-based compensation expense is related to stock option issuances in the Parent’s common stock that have been granted to certain employees of the Company. Stock-based compensation expense is allocated on a specific employee identification basis. The expense is reflected in the accompanying combined statement of operations in the same expense captions as the related salary costs of those employees.

The following table summarizes the expense allocations (excluding allocations of interest and taxes) reflected in the Company’s combined financial statements for the year ended December 31, 2007 (in thousands):

Charges from Parent to the Company:
Corporate service fee	$6,835
Stock-based compensation expense	365

The Company and Parent consider the allocations of the Corporate services fee and stock-based compensation expense to be a reasonable estimate of the utilization of services. The Company’s costs and benefits received as a stand-alone company would likely be different than the amounts reflected in the combined statement of operations.

All related activity between the Company and Parent are reflected as transactions in owner’s net investment (deficit) in the Company’s combined balance sheet. The Company’s Parent has been its source of any required financing. Certain intercompany transactions between Parent and the Company are non-cash in nature. Accordingly, these non-cash transactions are included within the change in owner’s net investment (deficit) but do not affect the net cash transfers from Parent amounts included in the accompanying combined statement of cash flows. The following table summarizes the cash and non-cash components within owner’s net investment (deficit) for the year ended December 31, 2007 (in thousands):

Cash:
Net transfers from Parent	$1,923
Non-cash:
Stock-based compensation expense charged to the Company	365
Increase in owner’s net investment (deficit)	$2,288

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all liquid investments with an original maturity of three months or less to be the equivalent of cash for purposes of the combined balance sheet presentation and for the combined statement of cash flows. The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Revenue Recognition and Accounts Receivable

The Company recognizes revenue upon shipment of its products to customers, giving consideration to product shipping terms. The Company does have consignment sales arrangements with several significant customers and the Company defers recognition of revenue on sales to these customers until the customer assumes title and risk of loss for the products delivered, which generally occurs at the point these customers consume the products into their production process. Receivables are currently due from customers based on negotiated payment terms with the majority of the payment terms ranging from thirty to sixty days. The allowance for doubtful accounts is recorded based on specific review and analysis of customer past-due account balances based on contractual terms and historical trends. The allowance for sales returns is recorded based on the Company’s estimate of product returns, primarily based on historical trends. The Company performs ongoing credit assessments of its customers and adjusts credit limits based upon payment history, the customer’s current credit worthiness and any other relevant customer specific credit information. The Company provides for doubtful accounts based on historical experience and when current market conditions indicate that collection of an account is doubtful. Accounts receivable are charged off against the allowance for doubtful accounts when it is probable that the receivable will not be recovered.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Cost includes materials, labor and overhead. Market, with respect to all inventories, is the lower of replacement cost or net realizable value. Management periodically reviews inventory to determine the necessity of reserves for excess, obsolete or unsaleable inventory.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Goodwill

The Company reviews goodwill for indications of impairment on an annual basis or on an interim basis if an event occurs that might reduce the fair value of the goodwill below its carrying value in accordance with Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). Although the Company currently believes that the estimate of the Company’s fair value used in the evaluation of goodwill is reasonable, differences between actual and expected net sales, operating results and cash flow could indicate goodwill is impaired. If the carrying amount exceeds its fair market value, the potential for impairment exists, and the Company would be required to quantify and charge to earnings the write-down in value of such asset in accordance with SFAS No. 142. An impairment of goodwill could have a material adverse effect on the Company’s combined results of operations and financial position.

The goodwill recorded in the accompanying combined financial statements results from the allocation of the goodwill from the Corporation. The Company was allocated goodwill in excess of the purchase price over the fair value of identifiable assets and liabilities of acquired businesses of $31.1 million as of December 31, 2007. This amount is net of accumulated amortization of $22.5 million. During fiscal 2007, the Corporation retained a third-party valuation firm to complete its goodwill impairment analysis and estimate the fair value of its reporting units, including the Company, based on a discounted projection of future cash flows, supported with a market based valuation of the Corporation as a whole. The Company passed the first step analysis and accordingly the Corporation concluded there was no need to perform a second step analysis. Based upon its analysis, the Corporation and the Company have determined there are no indicators of impairment of goodwill as of December 31, 2007, in accordance with SFAS No. 142.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Self-Insurance

The Corporation is self-insured for the majority of its group health insurance costs, subject to specific retention levels. The reserve for health insurance claims incurred but not paid is based on historical claims information. Additionally, the Corporation is self-insured for the majority of its workers’ compensation costs. The Corporation establishes reserves for workers’ compensation claims utilizing insurance industry loss development factors, as well as specific estimates of settlement costs for individual claims. The Corporation charges the Company for the estimated heath insurance and workers’ compensation costs as part of the overall Corporate allocation calculation.

Property, Plant, and Equipment

Property, plant, and equipment are carried at cost less accumulated depreciation. Depreciation has been computed using the straight-line method based on the estimated useful lives of the respective assets. Such useful lives generally fall within the following ranges: buildings and improvements – 10 to 40 years; office furniture and equipment – 3 to 10 years; manufacturing equipment – 5 to 11 years; vehicles – 3 to 8 years; and computer hardware and software – 3 to 5 years.

Property, plant, and equipment are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Recoverability estimates are based on the projected future cash flows expected to result from the use of the assets. An impairment loss is measured as the amount by which the carrying amount of the assets exceeds the fair value. The Company evaluated property and equipment for impairment and noted no write-down of property and equipment was necessary as of December 31, 2007.

When assets are retired or otherwise disposed of, the costs and accumulated depreciation are removed from the respective accounts and any related gain or loss is recognized. Additions and improvements are capitalized when incurred.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Share-Based Compensation

Prior to January 1, 2005, the Corporation accounted for its stock-based employee compensation plans under the recognition and measurement provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock issued to Employees (APB 25) and related Interpretations, as permitted by Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). No stock-based employee compensation cost was recognized in the combined statement of operations for the Company as all options granted had an exercise price equal to the market value of the underlying common stock on the date of grant. Effective January 1, 2005, the Corporation elected to early adopt the provisions of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS No. 123R), which requires all share-based payments, including stock options, to be recognized in the combined statement of operations based on their fair values and no longer allows pro forma disclosure as an alternative. The Corporation adopted SFAS No. 123R based on the “modified prospective” method, in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123R for all share-based payments granted after the effective date, and (b) based on the requirements of SFAS No. 123R for all awards granted to employees prior to the effective date of SFAS No. 123R that remain unvested on the effective date. The estimated fair value of options is amortized to expense over the options’ vesting period.

During 2007, the Corporation granted stock options to certain key employees and directors. As of December 31, 2007, there was approximately $1.6 million of unrecognized compensation cost related to nonvested share-based compensation arrangements granted under stock option plans related to the Corporation. The Corporation expects to amortize this unrecognized compensation cost as of December 31, 2007, over a remaining weighted average period of approximately three years. The cost does not include the impact of any future share-based compensation awards. The compensation expense allocated to the Company by the Corporation and charged to selling, marketing, general, and administrative expense in the accompanying combined statement of operations over the respective options’ vesting period, primarily on a straight-line basis, was $365,000 for the year ended December 31, 2007.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

The Black-Scholes option valuation model was developed for use in estimating the fair value of options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. The fair value of the options granted in 2007 for the Corporation were estimated using the following assumptions: dividend yield of 0%, volatility of 43.81%, risk-free interest rates of 4.57% to 4.84%, expected life of 5 years, and forfeiture rates of 0% to 4.81%. Because the Corporation’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value estimate, in Parent’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Repair and Maintenance Expenses

Repair and maintenance expenses are expensed as incurred. Repair and maintenance expenses for the year ended December 31, 2007, were approximately $3.6 million.

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expenses for the year ended December 31, 2007, were approximately $146,000.

Shipping and Handling Costs

The Company records costs incurred for shipping and handling in costs of sales.

Amortization

Loan acquisition costs and related legal fees are amortized over the respective terms of the related debt agreements utilizing either (i) the effective interest method, or (ii) the straight-line method, when the results do not materially differ from the effective interest method.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

Income Taxes

The Corporation and its subsidiaries file a consolidated federal income tax return. Income taxes are accounted for using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. If necessary, a valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

On January 1, 2007, the Corporation adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in the financial statements in accordance with SFAS No. 109. The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides guidance on derecognizing, classification, interest and penalties, disclosure and transition. The Corporation has elected to reflect interest related to uncertain tax positions as part of the income tax provision in the Company’s accompanying combined statement of operations. The Corporation did not have a cumulative effect adjustment related to the adoption of FIN 48.

Use of Estimates

The preparation of combined financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and accompanying notes. The Company bases its estimates on historical experience, current business factors, and various other assumptions that the Company believes are necessary to consider in order to form a basis for making judgments about the carrying values of assets and liabilities, the recorded amounts of revenue and expenses, and disclosure of contingent assets and liabilities. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s combined financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes

1. Nature of Business and Summary of Significant Accounting Policies (continued)

in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the combined financial statements. Significant estimates and assumptions by management affect, but are not limited to: the allowance for doubtful accounts, the carrying value of inventory, the carrying value of long-lived assets (including goodwill and intangible assets), the amortization period of long-lived assets (excluding goodwill), the provision for income taxes and related deferred tax accounts, certain accrued expenses, revenue recognition, contingencies, the value attributed to employee stock options and other transactions with Parent.

Financial Instruments

The fair value of current assets and current liabilities, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximates their carrying values due to the short maturity of the instruments. The carrying amounts of the Company’s total allocated indebtedness at December 31, 2007, approximate their fair values as it bears interest at variable market rates.

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high quality institutions. The Company’s largest customer at December 31, 2007 was Unisource. At December 31, 2007, Unisource’s net accounts receivable balance was approximately $2.9 million, or 10% of the Company’s total net accounts receivable balance. Approximately 11% of the Company’s net sales for the year ended December 31, 2007, were to Unisource. There were no other customers at December 31, 2007, with net accounts receivable or net sales amounts exceeding 10% of the related combined totals. The Company generally does not require collateral from its customers for trade accounts receivable.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157 (SFAS No. 157), Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective as of the beginning of the Company’s 2008 fiscal year. The Company is currently evaluating the impact of adopting SFAS No. 157 on its combined financial statements.

1. Nature of Business and Summary of Significant Accounting Policies (continued)

In February 2007, the FASB issued SFAS No. 159 (SFAS No. 159), The Fair Value Option for Financial Assets and Financial Liabilities – including an Amendment of FASB Statement No. 115. SFAS No. 159 permits, but does not require, companies to report at fair value the majority of recognized financial assets, financial liabilities and firm commitments. Under this standard, unrealized gains and losses on items for which the fair value option is elected are reported in earnings at each subsequent reporting date. The Company is currently assessing the effect SFAS No. 159 may have, if any, on its combined financial statements when it becomes effective on January 1, 2008.

In December 2007, the FASB issued SFAS No. 141 (Revised 2007), Business Combinations (SFAS No. 141R), a replacement of FASB Statement No. 141. SFAS No. 141R is effective for fiscal years beginning on or after December 15, 2008, and applies to all business combinations. SFAS No. 141R provides that, upon initially obtaining control, an acquirer shall recognize 100 percent of the fair values of acquired assets, including goodwill, and assumed liabilities, with only limited exceptions, even if the acquirer has not acquired 100 percent of its target. As a consequence, the current step acquisition model will be eliminated. Additionally, SFAS No. 141R changes current practice, in part, as follows: (1) contingent consideration arrangements will be fair valued at the acquisition date and included on that basis in the purchase price consideration; (2) transaction costs will be expensed as incurred, rather than capitalized as part of the purchase price; (3) pre-acquisition contingencies, such as legal issues, will generally have to be accounted for in purchase accounting at fair value; and (4) in order to accrue for a restructuring plan in purchase accounting, the requirements in FASB Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, would have to be met at the acquisition date. While there is no expected impact to the Company’s combined financial statements on the accounting for acquisitions completed prior to December 31, 2008, the adoption of SFAS No. 141R on January 1, 2009, could materially change the accounting for business combinations consummated subsequent to that date.

2. Inventories

The components of inventory consist of the following at December 31, 2007 (in thousands):

Raw materials	$13,034
Work in progress	—
Finished goods	11,992
Inventory consigned to others	722
Inventory reserves	(660)
Total inventories, net	$25,088

3. Property, Plant, and Equipment

Property, plant, and equipment consist of the following at December 31, 2007 (in thousands):

Land	$1,710
Building and improvements	9,718
Office furniture and equipment	1,738
Manufacturing equipment	104,459
Vehicles	15
Total	117,640

Accumulated depreciation and amortization	(80,810)
Property, plant and equipment, net	$36,830

Depreciation expense for the year ended December 31, 2007 was approximately $6.3 million.

4. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consist of the following at December 31, 2007 (in thousands):

Accounts payable	$10,983
Accrued compensation and profit sharing	1,434
Accrued health and workers’ compensation insurance	448
Customer rebates and commissions	1,948
Other	361
Total	$15,174

5. Long-Term Debt

Long-term debt consists of the following at December 31, 2007 (in thousands):

Senior secured term loan	$62,236
Junior secured term loan	39,996
Revolving line of credit	8,320
Bonds	6,030
Total debt	116,582
Less current portion of long-term debt	(1,834)
Less long-term debt classified as current, including debt in default	(114,748)
Long-term debt	$—

5 Long-Term Debt (continued)

On March 22, 2005, the Corporation entered into a credit agreement (the Credit Agreement) with a syndicate of financial institutions (the Lenders). The Credit Agreement consists of a $120 million senior secured term loan (the Senior Term Loan), a $75.0 million junior secured term loan (the Junior Term Loan) and a $25.0 million revolving credit facility (the Revolver) and is secured by all of the Corporation’s and its subsidiaries’ assets, including property, plant, and equipment, inventory and receivables. The Senior Term Loan is payable in equal quarterly installments of $0.3 million beginning June 30, 2005 through June 30, 2011, with a final payment of $112.5 million due on September 22, 2011. The Junior Term Loan is due in its entirety on March 22, 2012. The Revolver matures in March 2011. On January 9, 2008, the Senior Term Loan lenders notified the Corporation that it was exercising their right under an Intercreditor Agreement, by and between the Senior Term Loan lenders and the Junior Term Loan lenders, to preclude the Corporation from making any payments, including interest, to the Junior Term Loan lenders. On March 21, 2008, the Corporation entered into a Third Amendment to Credit Agreement and Forbearance Agreement (the Forbearance Agreement) with its Senior Term Loan lenders. The Forbearance Agreement provided a special accommodation loan of $10 million, subject to certain limitations, and required the Corporation to retain a financial advisor and an investment banker to explore strategic alternatives, including the sale of the Corporation, increased the applicable margin by 0.75% and charged other fees, and amended the covenants to include a minimum EBITDA covenant through May 31, 2008, among other items. In exchange, the Lenders that were party to the Credit Agreement agreed to forbear from exercising their rights to accelerate obligations existing under the Credit Agreement for 120 days, unless sooner terminated in the event of a forbearance default. See Note 12 for further discussion of subsequent events affecting the Corporation and the Credit Agreement.

5 Long-Term Debt (continued)

In 2005, the Corporation allocated the Senior Term Loan and Junior Term Loan debt to its divisions, including the Company, based on location assets as a percentage of the location’s combined total assets. Resulting from this allocation methodology, the Company was allocated $64.0 million of the Senior Term Loan and $40.0 million of the Junior Term Loan debt. As of December 31, 2007, the amount owed on the Junior Term Loan has remained unchanged and the Senior Term Loan amount owed has been reduced to $62.2 million for the Company resulting from payments made by the Corporation.

In November 2005, the Corporation issued $3.5 million of industrial development bonds relating to the improvement and expansion of its Cartersville, Georgia manufacturing plant. The bonds are secured by the equipment for which the proceeds were used. The bonds are payable in equal monthly installments of approximately $57,000 beginning in January 2006 through December 2011. Interest accrues on the bonds at 5.15% per annum. The Corporation was in default for violating cross-default provisions of the industrial development bonds.

In February 2007, the Corporation issued $4.1 million of industrial development bonds used to finance the installation of a new 7-layer W&H blown film line at the Mankato, Minnesota facility. The bonds are secured by the new equipment and are payable in equal monthly installments of approximately $67,000 beginning in March 2007 through February 2013. Interest accrues on the bonds at 5.39% per annum. The Corporation was in default for violating the cross-default provisions of the industrial development bonds.

The $7.6 million in industrial development bonds issued are associated with Company locations. Therefore, the related debt and interest expense has been allocated to the Company. As of December 31, 2007, the Company has recorded $6.0 million in debt related to the industrial development bonds in the accompanying combined balance sheet and $330,000 in interest expense for the year ended December 31, 2007 in the accompanying combined statement of operations. In addition, $156,000 in unamortized deferred financing costs incurred by the Corporation in connection with the issuance of the industrial development bonds are included in the Company’s other long-term assets as of December 31, 2007. In addition, the Company recorded $40,000 in interest expense related to the amortization of the industrial development bonds deferred financing costs for the year ended December 31, 2007.

5. Long-Term Debt (continued)

The Corporation has incurred deferred financing costs of approximately $7.8 million in connection with the Credit Agreement with approximately $4.1 million allocated to the Company. The Corporation allocated $712,000 in interest expense to the Company for the year ended December 31, 2007, related to the amortization of deferred financing costs. As of December 31, 2007, the Company has $2.7 million in unamortized deferred financing fees related to the Credit Agreement, included in other long-term assets.

Interest accrues on borrowings under the amended Credit Agreement at the prime rate or the London Inter-bank Offered Rate (LIBOR), plus an applicable margin, as defined. As of December 31, 2007, the applicable margin ranged from 0.75% to 2.00% above the prime rate and 2.75% to 4.00% above LIBOR for both, the Senior Term Loan and the Revolver. The applicable margin on the Junior Term Loan was 7.00% above the prime rate and 9.00% above LIBOR. In June 2007, the Lenders under the Credit Agreement exercised their right to charge an additional 2% in default interest. The interest rate (including the applicable margin and default interest) on the Corporation’s outstanding LIBOR-based Senior Term Loan at December 31, 2007 was 11.23%. The interest rate (including the applicable margin and default interest) on the Company’s outstanding LIBOR-based Junior Term Loan at December 31, 2007 was 13.98%. The weighted average interest rate (including the applicable margin and default rate) on the Revolver balance outstanding at December 31, 2007 was 9.1%. The amended Credit Agreement contains certain restrictions and covenants relating, but not limited, to the maintenance of financial ratios, dividend payments, asset disposals, acquisitions and capital expenditures. At December 31, 2007, the Corporation was in violation of certain financial covenants related to the provisions in the Credit Agreement as amended. Additionally, on an annual basis, the Corporation is required to make mandatory loan prepayments from excess cash flow as defined in the amended Credit Agreement. Based on the calculation, the Corporation was not required to make an excess cash flow payment for the year ended December 31, 2007.

On a consolidated basis, the Corporation incurred approximately $26.0 million in interest expense for the year ended December 31, 2007. Interest expense results from the Corporation’s Credit Agreement and industrial development bonds and the related amortization of the capitalized direct financing fees incurred related to these financial instruments. The Corporation calculates and records interest expense monthly and allocates interest expense to its locations, including the Company. For the year ended December 31, 2007, approximately $14.0 million in interest expense (excluding interest expense recorded related to the amortization of capitalized deferred financing costs) was allocated to the Company related to the Credit Agreement and industrial development bonds and is recorded in interest expense in the Company’s combined statement of operations for the year ended December 31, 2007.

As of December 31, 2007, the Corporation had approximately $5.1 million in outstanding letters of credit provided by a financial institution. As of December 31, 2007, the Corporation had an additional $4.3 million of unused availability under its credit facilities. Based on the allocations

5. Long-Term Debt (continued)

of indebtedness by the Corporation, the Company has scheduled maturities of indebtedness in each of the next five years are as follows (in thousands):

2008	$1,834
2009	1,899
2010	1,967
2011	69,977
2012	40,771
Thereafter	134
Total	$116,582

6. Income Taxes

The provision for income taxes included in the Company’s accompanying combined financial statements has been determined on a separate return basis using the liability method in accordance with SFAS No. 109. There are no formal income tax sharing agreements or arrangements between the Company and the Corporation. Under this method, deferred income taxes are recognized for the future tax consequence of differences between the tax and financial reporting basis of assets and liabilities at each reporting period. The Company is required to assess its deferred tax assets and the need for a valuation allowance on a separate return basis, and exclude from that assessment the utilization of all or a portion of those losses by the Parent under the separate return method. This assessment requires considerable judgment on the part of Company management with respect to benefits that could be realized from future taxable income, as well as other positive and negative factors.

The benefit for income taxes for the year ended December 31, 2007, consists of the following (in thousands):

Current state income tax provision	$68
Deferred federal and state income tax benefit	(1,838)
Other	(3)
Total benefit for income taxes	$(1,773)

6. Income Taxes (continued)

The following table provides a reconciliation between the statutory federal income tax rate and the Company’s effective income tax rate for the year ended December 31, 2007:

Statutory federal income tax rate	34%
State income taxes	3
Meals and entertainment deduction and other	(1)
Effective income tax rate	36%

At December 31, 2007, deferred income tax assets and liabilities consist of the following (in thousands):

Non-current deferred income tax liabilities:
Excess of book over tax basis of property, plant, and equipment	$5,863
Total deferred income tax liabilities	5,863

Non-current deferred income tax assets:
Net operating loss carryforwards	2,098
Stock options	235
Indirect tax benefit for uncertain tax positions	270
Charitable contribution carryforward	76
Total non-current deferred income tax assets	2,679
Total net non-current deferred income tax liabilities	3,184

Current deferred income tax assets:
Reserves and accrued expenses not yet deductible for income taxes	1,320
Capitalized inventory costs	253
Total current deferred income tax assets	1,573

Net deferred tax liabilities	$1,611

6. Income Taxes (continued)

In 2007, the Company evaluated its deferred income tax assets for which a valuation allowance has not been provided and believed such assets would be realized based upon the reversal of temporary timing differences and future projected taxable income.

The Corporation or one of its subsidiaries files income tax returns in the US federal jurisdiction, and various states and foreign (Canada) jurisdictions. The Corporation and the Company are not currently subject to US federal, state or local, or non US income tax examinations by tax authorities for any tax years. Therefore the Corporation and the Company believe that there is no tax jurisdiction in which the outcome of unresolved issues or claims is likely to be material to the Company’s combined financial position, cash flows or results of operations. The Corporation believes that it has made adequate provision for all income tax uncertainties. With few exceptions, the Corporation is no longer subject to United States federal, state, and local income tax examinations for years ended before 2004 or before 2003 for non-United States examinations.

At January 1, 2007, the Company’s allocated share of the Corporation’s “unrecognized tax benefits,” that is the aggregate tax effect of differences between tax return positions and the benefits recognized in the Company’s combined financial statements amounted to $655,000. The amount increased to $691,000 for the year ended December 31, 2007. If recognized, all of the Company’s unrecognized tax benefits would reduce its income tax expense and effective tax rate.

During 2008, certain factors could potentially reduce the Company’s share of the Corporation’s unrecognized tax benefits, either because of the expiration of open statutes of limitations or modifications to the Company’s intercompany accounting policies and procedures. Each of these tax positions would affect the Company’s total tax provision and effective tax rate.

The Company classifies interest on tax uncertainties as tax expense and also classifies income tax penalties as tax expense. At January 1, 2007, before any tax benefits, the Company’s allocated share of the Corporation’s accrued interest on unrecognized tax benefits amounted to $93,000 and it has recorded no related accrued penalties. The Company’s allocated share of the Corporation’s accrued interest increased by $29,000 for the year ended December 31, 2007 to $122,000.

7. Stock Option Plans

The Corporation’s Stock Option Plans (Option Plans) are designed to serve as an incentive for retaining qualified and competent employees, directors, and agents. Options may be granted under the Option Plans on such terms and at such prices as determined by the Compensation Committee of the Board of Directors (consisting only of outside directors) for the Corporation; provided, however, that the exercise price of options granted under the Option Plans will not be less than 90% of the market value of the Corporation’s Class A Common Stock on the date of grant. To date, the exercise price of all options granted under the Option Plans has been equal to or greater than the fair market value of the Class A Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the option agreement, not to exceed 10 years from the date of grant. Options vest over a five-year period from the date of grant. Options granted under the Option Plans are not transferable other than by will or by the laws of descent and distribution.

Information with respect to the Option Plans for the Corporation is as follows as of and for the year ended December 31, 2007 (in thousands, except prices per share):

Options outstanding at January 1, 2007	445
Granted	370
Exercised	—
Canceled	(10)
Options outstanding at December 31, 2007	805

Weighted-averaged option prices per common share:
Options outstanding at January 1, 2007	$8.38
Granted	3.43
Exercised	—
Canceled	8.93
Outstanding at December 31, 2007	$6.10

Weighted-average fair value of options granted at December 31	$3.30
Options exercisable at December 31	—
Options available for grant at December 31	60
Total intrinsic value of options exercisable at December 31	$—
Total fair value of shares vested at December 31	$470

7. Stock Option Plans (continued)

On March 15, 2005, the shareholders of the Corporation approved the amendment and restatement of the Company’s 2001 Stock Award Plan. The amended and restated Plan increased the number of shares available for grant from 500,000 to 865,000 and allowed the Corporation to grant stock-based awards other than stock options, such as stock appreciation rights, restricted stock, stock units, bonus stock, dividend equivalents, other stock related awards and performance awards that may be settled in cash, stock, or other property.

A summary of the Corporation’s nonvested stock option activity is as follows:

	Shares	Weighted- Average Grant Date Fair Value
	(In Thousands)

Nonvested at January 1, 2007	420	$4.41
Granted	370	1.76
Vested	(97)	4.42
Forfeited or expired	(10)	4.54
Nonvested at December 31, 2007	683	$2.97

Compensation expense related to the Corporation’s Option Plans are allocated to the Company and charged to selling, marketing, general, and administrative expense in the Company’s accompanying combined statement of operations over the respective options’ vesting period, primarily on a straight-line basis. Compensation expense allocated to the Company for the year ended December 31, 2007 was $365,000.

8. Retirement Plans

The Corporation has a 401(k) defined contribution retirement plan (the 401(k) Plan). Generally, the 401(k) Plan covers all employees who have attained the age of 21 and have at least one year of service. Effective January 1, 2005, the Corporation amended the 401(k) Plan to allow the 401(k) Plan to utilize the Safe Harbor Rules, whereby the Corporation matches pretax salary deferrals up to the first 3% of compensation at a rate of 100% and the next 2% of compensation

8. Retirement Plans (continued)

at a rate of 50% for a maximum company match of 4% of compensation, as defined by the 401(k) Plan and as limited by federal regulations. The Corporation’s employer contributions to the 401(k) Plan related to the Company were approximately $408,000 for the year ended December 31, 2007 and have been included in the Company’s accompanying combined statement of operations in selling, marketing, general, and administrative expenses.

9. Related Parties

Trivest Partners, LP (Trivest) and the Corporation have certain common officers, directors, and shareholders. Management fees, expense allocations and reimbursements are paid to Trivest in accordance with a management agreement between the Corporation and Trivest. At December 31, 2007, the Corporation had no accounts payable due to Trivest. The Corporation allocated to the Company a share of fees paid to Trivest as part of the Corporation service fee described in Note 1. During the year ended December 31, 2007, payments to Trivest by the Corporation were as follows (in thousands):

Management fees	$545
Expense allocations and reimbursements	107
Total fees paid to Trivest Partners, LP	$652

The following table summarizes the Company’s payable due to Parent as of December 31, 2007 (in thousands):

Corporate service fee	$7,197
Cash management activities, net	4,797
Tax related allocations	(3,623)
$8,371

During 2006, the Corporation loaned $275,000 to a non-officer employee as part of a relocation benefit to assist in purchasing a new principal residence. The employee repaid the debt in full during 2007.

10. Commitments and Contingencies

The Company is, from time to time, involved in routine litigation. No such litigation in which the Company is presently involved is believed to be material to its combined financial condition or results of operations.

The Company leases various office space, buildings, transportation, and production equipment with terms in excess of one year. Total lease expense under these agreements for the year ended December 31, 2007, was approximately $1.8 million.

The Company’s total minimum rental commitments under long-term, noncancelable operating leases at December 31, 2007, consisted of the following (in thousands):

2008	$1,663
2009	1,412
2010	810
2011	614
2012	613
Thereafter	1,030
Total	$6,142

11. Tulsa Facility Fire

On December 30, 2007, a fire occurred at the Company’s Tulsa facility. The fire caused damage to the building and three production lines which resulted in a loss in operations due to the time incurred to repair the building and the lines and to clean up the facility. The repair of the damaged lines and building was completed in June 2008.

In addition to insurance coverage for business interruptions, the Company has adequate property and casualty insurance to cover such losses. The Company has filed claims for payment under the policy including payments for clean up expenses, repairs and replacement of equipment, building and structure repairs and business interruption as a result of the incident.

11. Tulsa Facility Fire (continued)

Based on the Company’s analysis of the damage resulting from the fire at the facility, the equipment affected by the fire was not damaged beyond repair and when considering that the affected equipment will continue to contribute to future operations, no impairment charge was recorded for the year ended December 31, 2007. The affected assets remained in fixed assets at historical cost and continued to be depreciated normally. Management did identify approximately $18,000 in inventory that was damaged and could not be sold resulting from the fire and therefore has written off the value of the damaged inventory to cost of sales for the year ended December 31, 2007. No accruals or expenses were recorded for the year ended December 31, 2007, related to clean up costs as services pertaining to clean up did not commence until fiscal 2008. In fiscal 2008, the Company expected to receive insurance proceeds from the insurance carrier pertaining to property losses, business interruption and clean up costs resulting from the fire, net of any applicable deductions. As of January 9, 2009, the Company has received approximately $6 million in insurance proceeds related to the Tulsa Facility Fire.

12. Subsequent Events

On January 18, 2008, the Corporation engaged Houlihan, Lokey, Howard & Zukin as its exclusive financial advisor to assist the Corporation in evaluating strategic alternatives, including a possible sale transaction.

On March 7, 2008, the Corporation announced that its Board of Directors determined to voluntarily delist its common shares from the NASDAQ Capital Market. In connection with the delisting of the shares, the Corporation filed a Form 25, Notification of Removal from Listing and/or Registration, with the Securities and Exchange Commission (SEC) on March 17, 2008. This Form 25 filing also withdrew the Corporation’s Class A Common Stock from registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (the Exchange Act). The effective date of the delisting was March 27, 2008. On March 27, 2008, the Corporation filed a Form 15 with the SEC to voluntarily deregister its Class A Common Stock under Section 12(g) of the Exchange Act.

12. Subsequent Events (continued)

On March 21, 2008, the Corporation entered into a Third Amendment to Credit Agreement and Forbearance Agreement (the Forbearance Agreement) with its Senior Term Loan lenders. The Forbearance Agreement provided a Special Accommodation Loan of $10 million, required the Corporation to retain a financial advisor and an investment banker to explore strategic alternatives, including up to, the sale of the Corporation, increased the Corporation’s applicable margin by 0.75% and charged other fees, and amended the covenants to include a minimum EBITDA covenant through May 31, 2008, among other items. In exchange, the Senior Term Loan lenders agreed to forbear from exercising their rights to accelerate obligations existing under the Credit Agreement for 120 days, unless terminated sooner in the event of a forbearance default.

On August 10, 2008, the Corporation filed voluntary petitions for Chapter 11 reorganizations for itself and its subsidiaries in the United States Bankruptcy Court for the Northern District of Georgia to facilitate the sale of the Company. On August 11, 2008, the Corporation announced that it had reached a definitive agreement to sell substantially all of the assets of the Company to AEP Industries Inc. The Corporation further announced that it had reached an agreement with a consortium of lenders led by GE Business Financial Services Inc. for a $26.5 million post-petition financing facility which provided the Corporation with sufficient working capital and financial resources to continue normal business operations at all of its facilities.

On October 6, 2008, the United States Bankruptcy Court for the Northern District of Georgia entered an order approving the previously announced acquisition of substantially all of the assets of the Company by AEP Industries Inc. The sale transaction with AEP Industries Inc. closed on October 30, 2008.